EXHIBIT 5.1


                     [GOODWIN PROCTER LLP LETTERHEAD]


July 9, 2002


BPC Holding Corporation
101 Oakley Street
Evansville, Indiana 47710


Ladies and Gentlemen:


    This opinion is delivered in our capacity as special counsel to BPC Holding Corporation (the "Company") in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement"), which registers 75,000 shares of the Company's Class B Nonvoting Common Stock, par value $0.01 per share (the "Shares"), which may be issued pursuant to the Amended and Restated 1996 Stock Option Plan.

    In that capacity, we have examined the articles of incorporation and by-laws of the Company, the Registration Statement, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

    We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware (the "DGCL"), including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and the Delaware Constitution.

    Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and upon issuance, delivery and receipt of full consideration therefor as contemplated in the Registration Statement, will be validly issued, fully paid, and non-assessable by the Company under the DGCL.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement.


                                Very truly yours,





                                Goodwin Procter LLP